Suite 900 - 510 Burrard Street, Vancouver, British Columbia Canada V6C 3A8 Tel: (604) 687-6600 Toll Free: 1-888-411-GOLD Fax: (604) 687-3932 Email: info@aurizon.com Web Site: www.aurizon.com

May 17, 2006
File:  225/May/2006
FILED: VIA SEDAR

British Columbia Securities
Alberta Securities Commission
Commission d’accès à l’information
Manitoba Securities Commission
Ontario Securities Commission

Attention:  Statutory Filings

Dear Sirs:

REPORT OF VOTING RESULTS – Annual General Meeting held May 16, 2006

With regards to the Annual General Meeting held on May 16, 2006 (the “Meeting) of the Members (the “Members”) of Aurizon Mines Ltd. (the “Company”), and in compliance with Section 11.3 National Instrument 51-102 – Continuous Disclosure Obligations, the following is information contained in the Scrutineers' Report of Computershare Trust Company of Canada:

Common Shares represented at the Meeting:

70,157,594

Total outstanding Common Shares as at Record Date:

139,547,048

Percentage of Outstanding Common Shares represented at the Meeting:

50.28%

At the Meeting, Members were asked to consider certain matters, as set out in the Company’s Information Circular, dated for reference March 28, 2006.  The following is a report of the voting results.

1.

The resolution to fix the number of directors at eight (8) was passed.

2.

The following nominees were elected as directors for a term expiring at the third next following annual general meeting:

Sargent H. Berner
Louis Dionne
David P. Hall

3.

The following nominee was elected as a director for a term expiring at the next following annual general meeting:

Frank A. Lang

4.

PricewaterhouseCoopers LLP was appointed as auditors of the Company for the ensuing year.

5.

The directors were authorized to fix the remuneration to be paid to the auditors.

Yours very truly

AURIZON MINES LTD.

Julie A. Stokke Kemp
Corporate Secretary

cc:

DuMoulin Black

Attn:  Mary Collyer

U.S. Securities & Exchanges Commission

(File #0-22672; filed via EDGAR)